                             CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                           BEFORE THE ISSUANCE OF STOCK

     American Family Holdings, Inc., a corporation organized and existing under the General Corporation Law of Delaware ("Corporation"), does hereby certify:

     1. The Corporation has not received any payment for its stock. No directors or officers have been elected.

     2. The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution was duly adopted by the Incorporator pursuant to the provisions of Section 241 of the General Corporation Law of
Delaware:

                   RESOLVED, that the Certificate of
                   Incorporation of the Corporation shall be amended so that in Section 4.01, all referenced to "par value one cent" shall be deleted and the words "par value one tenth of one cent" shall be substituted in lieu thereof.

     IN WITNESS WHEREOF, American Family Holdings, Inc. has caused this Certificate of be signed and attested by its Incorporator this 19th day of August 1997.


                                      American Family Holdings, Inc.


                                      By /s/ David R. Decker
                                        ----------------------------
                                        David R. Decker, Incorporator